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                                                                  Exhibit 10.1
                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (the "Agreement") is entered into as of, September 18, 1997, by and between FieldWorks, Incorporated, a Minnesota corporation (the "Company"), and Ronald E. Lewis, an individual resident of the State of Minnesota ("Executive").

     WHEREAS, the Company wishes to employ Executive to render services for the Company on the terms and conditions set forth in this Agreement, and Executive wishes to be retained and employed by the Company on such terms and conditions.

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

     2. Term. Unless terminated at an earlier date in accordance with Section 9 of this Agreement, the term of Executive's employment hereunder shall be for a period of one year, commencing on the date on which Executive begins employment with the Company (the "Effective Date"). Thereafter, the term of this Agreement shall be automatically extended for successive one (1) year periods unless either party objects to such extension by written notice to the other party at least thirty (30) days prior to the end of the initial term or any extension term.

     3.   Position and Duties.

          3.01 Service with Company. During the term of this Agreement, Executive agrees to perform such reasonable employment duties consistent with the position of President as the Board of Directors of the Company shall assign to him from time to time.

          3.02 Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the term of this Agreement. Executive represents to the Company that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. The Company hereby acknowledges that Executive may continue to serve as the Chief Executive Officer of PanAm
Systems, Inc. and that neither such service nor Executive's service as a director of other companies shall be deemed inconsistent with the

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provisions of this Agreement; provided, however, that no such service interferes with Executive's performance of his duties under this Agreement and provided, further, that Executive shall not serve as a director of any entity that is a direct competitor of the Company.



     4.   Compensation.

          4.01 Base Salary. As base compensation for all services to be rendered by Executive under this Agreement during the first year of the term of this Agreement, the Company shall pay to Executive a base salary of $140,000 , which salary shall be paid on a bi-weekly basis in accordance with the Company's normal payroll procedures and policies. The salary payable to Executive during each subsequent year during the term of this Agreement shall be established by the Company's Board of Directors following an annual performance review; provided, however, that such base salary shall not be decreased.

          4.02 Incentive Compensation. In addition to the base salary described in Section 4.01, Executive shall be eligible to participate in any incentive compensation plans which may be established by the Board of Directors of the Company from time to time.

          4.03 Participation in Benefit Plans. Executive shall also be entitled to participate in all employee benefit plans or programs (including vacation time) of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

          4.04 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

          4.05 Issuance of Stock Option.    Concurrently with the execution of
this Agreement, the Company shall issue to Executive two options to purchase shares of the Company's common stock pursuant to the Company's 1994 Stock Option Plan (the "Plan") having substantially the following terms:

          (a) an option (the "First Option") to purchase an aggregate of 150,000 shares of Common Stock, which shall be effective on the Effective Date, shall have an exercise price per share equal to the closing price per share of the Common Stock on the Effective Date, shall have a term of ten years, shall be an incentive stock option to the

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               extent permitted by law and shall vest as to 50,000 shares on each of the first, second and third anniversaries of the Effective Date, and subject to accelerated vesting in the event of a change in control of the Company; and
          (b) an option (the "Second Option") under the Plan to purchase an aggregate of 100,000 shares of Common Stock, which shall be effective on the Effective Date, shall have an exercise price per share equal to the closing price per share of the Common Stock on the Effective Date, shall have a term of ten years, shall be an incentive stock option to the extent permitted by law and shall vest as to all 100,000 shares on the date 9 years and 6 months after the Effective Date, and subject to accelerated vesting in the event of a change in control of the Company; provided, however, that the vesting of the shares subject to the Second Option shall accelerate in cumulative 25,000 share installments on the last day of the quarter in which the company first achieves each of the following:

               i. Revenues of $7.5 million for the quarter together with no net loss for such quarter;

               ii. Revenues of $12.5 million for the quarter together with a net profit of 5% for such quarter;

               iii. Revenues of $15 million for the quarter together with a net profit of  6% for such quarter; and

               iv. Revenues of $20 million for the quarter together with a net profit of 7% for such quarter.

     5. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of this Agreement or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by Executive or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of

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such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive.

     6. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Executive as provided in this Agreement.

     7.   Noncompetition Covenant.

          7.01 Agreement Not to Compete. Executive agrees that, during the period of his employment by the Company and for a period of two (2) years after the termination of such employment (whether such termination is with or without cause, or whether such termination is occasioned by Executive or the Company), he shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company is conducting during the term of this Agreement

          7.02 Geographic Extent of Covenant. The obligations of Executive under Section 7.01 shall apply to any geographic area in which the Company:

          (a) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or

          (b) has otherwise established its goodwill, business reputation, or any customer or supplier relations.

          7.03 Limitation on Covenant. Ownership by Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
Article 7.

          7.04 Indirect Competition. Executive further agrees that, during the term of this Agreement, he will not, directly or indirectly, assist or encourage any other

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person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Article 7 if such activity were carried out by Executive, either directly or indirectly; and in particular Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

     8.   Patent and Related Matters.

          8.01 Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this Agreement, or within six months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments.

          8.02 Future Developments. As to any future Developments made by Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, or within six months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company's principal executive offices). If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

          8.03 Limitation on Sections 8.01 and 8.02.  The provisions of Sections
8.01 and 8.02 shall not apply to any Development meeting the following conditions:

          (a)  such Development was developed entirely on Executive's own time;
               and

          (b) such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

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          (c)  such Development does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstratably anticipated research or development; and

          (d) such Development does not result from any work performed by Executive for the Company.

          8.04 Assistance of Executive. Upon request and without further compensation, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

          8.05 Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

          8.06 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.


     9.   Termination.

          9.01 Grounds for Termination. This Agreement shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time during such initial term or any extension thereof:

          (a)  Executive dies, or

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          (b)  Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation, or

          (c) The Board of Directors of the Company elects to terminate this Agreement for "cause" and notifies Executive in writing of such election, or

          (d) The Board of Directors of the Company elects to terminate this Agreement (including an election not to renew this Agreement under Section 2) without "cause" and notifies Executive in writing of such election, or

          (e) Executive elects to terminate this Agreement and notifies the Company in writing of such election.

     If this Agreement is terminated pursuant to subsection (a), (b) or (c) of this Section 9.01, such termination shall be effective immediately. If this Agreement is terminated pursuant to subsection (d) or (e) of this Section 9.01, such termination shall be effective thirty (30) days after delivery of the notice of termination.

          9.02 "Cause" Defined.

          (a) Executive has breached the provision of Article 5, 7 or 8 of this Agreement in any material respect, or

          (b) Executive has, in the performance of his duties as an officer or employee of the Company, engaged in willful and material misconduct, including willful and material failure to perform Executive's duties and has failed to "cure" such default within thirty (30) days after receipt of written notice of default from the Company, or

          (c) Executive has committed fraud, misappropriation or embezzlement in connection with the Company's business, or

          (d) Executive has been convicted or has pleaded nolo contendere to criminal felony charges.

          (e) Executive's use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of his employment responsibilities, as determined by the Company's Board of Directors after consultation with an appropriate physician.

          In the event that the Company terminates Executive's employment for "cause" pursuant to subsection 9.01(c) and Executive objects in writing to the Board's

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determination that there was proper "cause" for such termination within twenty
(20) days after Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 10.01. If Executive fails to object to any such determination of "cause" in writing within such twenty (20) day period, he shall be deemed to have waived his right to object to that determination. If such arbitration determines that there was not proper "cause" for termination, such termination shall be deemed to be a termination pursuant to subsection 9.01(d) and Executive's sole remedy shall be to receive the wage continuation benefits contemplated by Section 9.06.

          9.03 Effect of Termination Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

          9.04 "Disability" Defined.    As used in this Agreement, the term
"disabled" means any mental or physical condition which renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for an aggregate of ninety (90) days during any consecutive one hundred and twenty (120) day period

          9.05 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

          9.06 Wage Continuation. If Executive's employment by the Company is terminated by the Company pursuant to subsection 9.01(b) or 9.01(d), the Company shall continue to pay to Executive his base salary (less any payments received by Executive from any disability income insurance policy provided to him by the Company) and shall continue to provide health insurance benefits for Executive through the earlier of (a) the date that Executive has obtained other full-time employment (provided that, if Executive obtains other employment where Executive's base salary is less than his base salary as in effect under this Agreement prior to termination, then the Company shall continue to pay Executive the difference), or (b)six months from the date of termination of employment. Executive shall also be entitled to receive a pro rata portion (based on the number of days of employment during that fiscal year) of any bonus payment that would have been payable to him for the current fiscal year pursuant to Section
4.02 if Executive had been in the employ of the Company for the full fiscal year. No bonus will be payable to Executive with respect to any fiscal

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year after the fiscal year in which Executive's employment terminated.  If this
Agreement is terminated pursuant to subsection 9.01(a), 9.01(c) or 9.01(e), Executive's right to base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law.



     10.  Settlement of Disputes.

          10.01 Arbitration. Except as provided in Section 10.02, any claims or disputes of any nature between the Company and Executive arising from or related to the performance, breach, termination, expiration, application, or meaning of this Agreement or any matter relating to Executive's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Minneapolis, Minnesota, in accordance with the applicable rules then obtaining of the American Arbitration Association. Each party shall bear half of the fees of the arbitrator(s) and all of its own other costs incurred in connection with such arbitration.

          The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

          10.02  Resolution of Certain Claims - Injunctive Relief.  Section
10.01 shall have no application to claims by the Company asserting a violation of Article 5, 7 or 8 or Section 9.05 or seeking to enforce, by injunction or otherwise, the terms of Article 5, 7 or 8 or Section 9.05. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 10.03. Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Articles 5, 7 and 8 and Section 9.05 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and the Company shall be entitled to recover from the Employee its reasonable attorneys' fees and costs in enforcing the provisions of Articles 5, 7 and 8 and Section 9.05; provided, that if the Company is ultimately denied the right to enforce such terms, Employee shall be entitled to recover from the Company his reasonable attorney's fees and costs in defending such action.

          10.03 Venue. Any action at law, suit in equity, or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provision hereof, shall be litigated only in the courts of the state of Minnesota, County of Hennepin. Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against Executive by the Company.

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          10.04  Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

     11.  Miscellaneous.

          11.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the state of Minnesota.

          11.02 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Executive by the Company and the ancillary matters discussed herein and supersedes all prior agreements and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.

          11.03 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          11.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by both the Executive and the Company.

          11.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          11.06 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity

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investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 11.

          11.07 Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

          11.08 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                                    FieldWorks, Incorporated

                                    By  /s/ David C. Malmberg
                                       -------------------------------
                                       David Malmberg, Chairman of
                                         the Board of Directors

                                    By  /s/ Gary J. Beeman
                                       --------------------------------
                                       Gary Beeman, Chief Executive
                                         Officer


                                        /s/ Ronald E. Lewis
                                       --------------------------------
                                        Ronald Lewis

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